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                                 EXHIBIT 11.1
                         VIRTUAL MORTGAGE NETWORK INC.
           STATEMENT OF COMPUTATION OF PRO FORMA EARNINGS PER SHARE

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                                                   Year Ended       Nine Months Ended     Nine Months Ended
                                               December 31, 1996    September 30, 1996    September 30, 1997
                                               -----------------    ------------------    ------------------
Average common shares outstanding............        666,709              588,787              1,214,601

Common and common equivalent shares
 (including the effect of the automatic
 conversion of warrants) issued during
 the twelve month period prior to the
 initial public offering at prices below
 the assumed public offering price (using
 the treasury stock method and assumed
 initial public offering price) in accordance
 with Staff Accounting Bulletin No. 83.......        358,545              358,545                249,388
                                                 -----------          -----------            -----------

Shares used in pro forma per share
 calculations................................      1,025,254              947,332              1,463,989
                                                 ===========          ===========            ===========

NET LOSS.....................................    $(6,980,748)         $(4,205,561)           $(7,949,669)

Pro forma net loss per share.................    $     (6.81)         $     (4.44)           $     (5.43)
                                                 ===========          ===========            ===========
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